Exhibit 99.5

Trinity Industries, Inc.
Quarterly Conference Call
May 4, 2005

Comments of William McWhirter II, Vice President and Chief Financial Officer

Thank you Steve and good morning everyone!

My comments relate primarily to the first quarter of 2005. We filed our Form 10-Q this morning. You will find more details there summarizing the quarter. During my remarks, I will provide earnings per share guidance for the second quarter and the full year. Additionally, I will update the previous guidance with regard to operating margins in our Rail Group.

We are pleased with the first quarter 2005 earnings of 11 cents per share as compared with an 8 cents per share loss in the fourth quarter of 2004 and a 25 cents per share loss in the same quarter of the prior year. Revenues for the first quarter of 2005 increased 42% to 647 million dollars over the same quarter last year.

At this time I will discuss the performance of our individual business segments.

Rail Group
In our Rail Group, North American railcar revenues were 112% higher during the first quarter of 2005 compared to the first quarter of 2004. Rail Group sales to Trinity’s Railcar Leasing and Management Services Group were $72.2 million in the first quarter of 2005 with profits of $4.5 million. This compared with sales to Leasing in the first quarter of 2004 of $34.2 million with profits of $3.3 million. These intercompany sales and profits are eliminated in consolidation.

In contrast, our European rail revenues were down 38% in the first quarter of 2005 compared to the same quarter of 2004. Component revenues were flat year over year at approximately $33.0 million.

Our previously forecasted operating margin for the rail segment during the first quarter was 1%. Actual results were 2%. This improvement is primarily due to labor efficiencies as we gain ground on our learning curves faster than anticipated.

Based on our operating performance in the first quarter of 2005, we are adjusting our guidance with regard to operating margins for the Rail Group for the second quarter. This adjustment is from a current range of 3.5% to 4.0% to a new range of 3.5 to 5.0%. At this time, we are not updating the margins on the second half of the year from the previous guidance of 4.5% to 5.0% in the third quarter and 5.5% to 6.0% in the fourth quarter. Included in our assumptions for 2005 are:

•	an improving rail market in Europe later in the year,

•	achieving production efficiencies in North America, and

•	no significant supply problems in steel or other basic materials.

As you know, increasing steel prices have been an on-going issue. During 2004, we developed price escalation clauses for our contracts to cover additional steel cost increases. Approximately 60% of the North American railcar deliveries in the first quarter were under contracts with escalation clauses. As Jim Ivy mentioned in more detail during our conference call last quarter, the effectiveness of our escalation clauses with respect to passing on cost increases is expected to improve throughout 2005. The impact of unrecovered steel cost increases for the first quarter in the Rail Group was approximately $10 million, or about 2.3% of lost operating margin.

Our North American backlog as of March 31, 2005 consisted of approximately 17,300 railcars with an estimated sales value of approximately $1.25 billion. Of the $1.25 billion in backlog revenue, we believe approximately 97% is either subject to escalation or is believed to have a locked in material cost.

Although we do not expect additional significant margin erosion as our backlog is delivered in 2005, overall margins will continue to reflect the impact of the steel and material cost increases that occurred in 2004. As a reminder, we have obligations to deliver 1,000 unspecified car types in 2006 and 2007 that are not reflected in our backlog. These cars are under terms that could cause price escalation that are out of sync with our actual changes in cost and could result in margin growth or erosion

Construction
In our Construction Products Group this quarter, revenues were up on a year-over-year basis by approximately 19%, primarily due to improved pricing to offset raw material increases. Operating profit increased by $4.7 million and margins improved from 1.7% to 4.7% primarily from efficiencies achieved by our Fittings, Bridge and Highway Safety Businesses.

Our Concrete Business has entered the construction season with pricing in place that offsets raw material cost increases. We are experiencing strong demand for our products. Given normal weather conditions, we expect good results from this business.

Our Highway Safety Business is performing well. Both revenue and margins improved this quarter as compared with the same quarter last year. The improvement is due, in part, to the continued increase in sales of our proprietary line of highway safety products, which includes end terminals, crash cushions and cable protection systems. Continued strong demand for our standard products at prices that reflect current steel costs also contributed to this business’ solid performance.

Our Pipe Fittings Business continues to experience a nice rebound and is realizing the cost benefits of previous plant consolidations completed during the past few years.

Our Bridge Girder Business had a profitable quarter this year versus a small loss in the same quarter of last year, and appears poised for a good year. The backlog in this business has grown significantly since the first quarter of 2004.

While these businesses are currently performing well, we believe the passage of the pending Federal Highway Bill will generate improved results in 2006. Our Construction Products Group remains a key part of our earnings diversification strategy.

Inland Barge
The Inland Barge Group’s first quarter was adversely affected by approximately $3.3 million in costs associated with the settlement and agreement in principle of two pending lawsuits and two other unrelated warranty matters. Without the settlement charge, the group would have broken even and appears poised for a recovery. The entire barge backlog as of March 31, 2005, is under escalation clauses or locked in steel prices and as such is 100% covered.

On the tank barge side of the business, we continue to enjoy a strong backlog, and are currently taking orders for 2006 deliveries.

We mentioned in our last conference call that our hopper barge customers clearly need additional units, but were delaying placing orders. This has now changed. For the quarter, we have received firm orders for 85 units more than all of 2004, and strong verbal commitments indicate the order pace is continuing in the second quarter. As a reminder, we have idled one hopper barge facility. Should market demand continue to improve, we have the flexibility to increase capacity quickly by reopening this facility. As for our barge litigation, discovery and pre-trial proceedings on the remaining two cases are continuing to move through the court system. Litigation expenses continue to erode the performance of this group

Leasing
In our Railcar Leasing and Management Services Business revenues are up on a quarter over quarter basis by $17 million. This is primarily due to four factors: the sale of cars from the fleet, the addition of new cars to the fleet, improved rates and improved utilization. Total operating profit increased by $4.0 million principally due to the car sales. We are currently anticipating net fleet additions of between $325 and $375 million for 2005 as we continue growing this business segment.

Industrial
I will now review the status of our Industrial Products Group. We are very pleased with this group’s first quarter performance. On a quarter-over-quarter basis, revenues improved by approximately 12% and operating profit improved by $3.8 million. This business continues to benefit from cost-savings improvements we implemented during late 2003 and early 2004, as well as solid demand in Mexico for our products. The backlog for this business is relatively short as most customers do not make long-term product purchases.

Consolidated
On a consolidated basis, SE&A expenses have declined to 7.2% of revenues from 8.0% for the same quarter of the previous year.

Non-Leasing Cap X is projected at approximately $110 million dollars for 2005. Of this amount, approximately $50 million relates to a combination of two projects: the new plant in Mexico and our new aggregates facility which will serve the North Texas marketplace.

We expect earnings per share for the second quarter to range between 25 and 32 cents per share, assuming normal weather conditions.

Overall, our updated company guidance for 2005 is earnings per share of between 90 cents and $1.10 for the full year. Included in our assumptions for the remainder of 2005 are:

•	an improving rail market in Europe for the third and fourth quarters,

•	continuing to achieve production efficiencies in North America,

•	no significant supply problems in steel or components,

•	orders in our barge business, which fill out the 2005 capacity

•	normal weather conditions

•	no unanticipated adverse resolution of legal matters, and

•	the deferral of between $30 and $35 million in profit on sales from the Rail Group to the Leasing and Management Services Group;

At this time I will turn the presentation back to Chas for the questions and answers session.